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EXHIBIT 99.0

               SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION
                               REFORM ACT OF 1995

          The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. The Company desires to take advantage of the "safe harbor" provisions of the Act. Certain information, particularly information regarding future economic performance and finances and plans and objectives of management, contained, or incorporated by reference, in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 is forward-looking. In some cases, information regarding certain important factors that could cause actual results to differ materially from any such forward-looking statement appear together with such statement. Also, the following factors, in addition to other possible factors not listed, could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements. The Company is not obligated to, and will not, update or revise forward-looking statement made in the Form 10-K. Shareholders and potential stockholders are cautioned that any such forward-looking statements are not guarantees of future performances and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements.

OUR FUTURE RESULTS MAY SUFFER IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR RAPID GROWTH.

          We expect to experience continued rapid growth resulting in new and increased responsibilities for management personnel and increased demands on our operating and financial systems and resources. To effectively manage future growth, we must continue to expand our operational, financial and management information systems and to train, motivate and manage our work force. There can be no assurance that our operational, financial and management information systems will be adequate to support our future operations. Failure to expand our operational, financial and management information systems or to train, motivate or manage employees could have a material adverse effect on our operating results and financial condition.

Our operating results may fluctuate from quarter to quarter as a result of any of the following:

            -  the volume of products and/or services sold;

            -  the mix of products and/or services sold;

            -  the pricing actions of our competitors:

            -  the pricing actions of our vendors and suppliers;

            -  the sales cycle of our customers;

            -  events beyond our control (such as the terrorist acts in 2001);

            -  new accounting rules; and

            - changes associated with acquisitions, divestitures and investments.

          Our operating expenses, such as rent, salaries and depreciation, do not vary relative to our net sales and are difficult to adjust in the short term. As a result, if our net sales are below expectations for a particular quarter, we may not be able to proportionately reduce our operating expenses for that quarter, and thus any sales shortfall would have a disproportionate effect on our results of operations for the quarter.

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THE PRICE OF OUR STOCK MAY FLUCTUATE SIGNIFICANTLY.

          The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

            -  quarterly variations in operating results;

            -  investment analysts recommendation or estimates;

            - announcements by us of significant contracts, accounting matters, capital events, strategic events or other items that may be deemed by investors to effect the value of the Company or the price of the stock.

          In addition, stock markets in general, and the Nasdaq National Market in particular, have experienced extreme price and volume fluctuations recently. These changes often have been unrelated or disproportionate to the operating performance of the affected companies listed on Nasdaq. These broad market and industry factors may increase or decrease the market price of our common stock in extreme moves which may not correlate to our actual operating performance or future prospects.

          If our stock price is volatile, we may be subject to securities class action litigation, which could result in substantial costs, and distract management from the operation of our business, and reduce our revenues or adversely affect our operating results.

IF WE LOSE OUR KEY PERSONNEL, OR FAIL TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, THE SUCCESS AND GROWTH OF OUR BUSINESS MAY SUFFER.

          We rely on certain key executives, including our Chairman and Chief Executive Officer and other senior management. There can be no assurance that we can retain our executive officers and key personnel or attract additional qualified management in the future. The loss of services of one or more of our key executives could disrupt and have a material adverse effect on our operating results and financial condition.

OUR OPERATIONS AND FUTURE RESULTS ARE SUBJECT TO NUMEROUS RISKS RELATED TO ACQUISITIONS.

          We have, in the past, pursued a strategy of acquiring computer technology product and systems integration companies. We intend to continue to make selective acquisitions, primarily of audio, video, and data display, broadcasting, conferencing and networking systems integrators. All of such acquisitions could result in the following risks:

            - We may issue additional common stock without stockholder approval to finance acquisitions, which would dilute current stockholders and could depress our stock price;

            - our need for additional financing to fund acquisitions may restrict our business and make us highly leveraged;

            - any international acquisitions we make could subject us to currency exchange risks, different legal requirements, political and economic risks relating to the stability of foreign governments, difficulties in staffing foreign operations, cultural differences and other similar risks; and

            - our future results may suffer if we are unable to successfully integrate our acquisitions.

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INTENSE AND INCREASING COMPETITION IN OUR INDUSTRY MAY DECREASE OUR GROSS
MARGINS AND HARM OUR BUSINESS.

          The industry in which we operate is highly competitive. We compete with major full-service office products distributors, other national and regional computer supply distributors, audio-visual equipment dealers, companies that rent and sell audio-visual equipment, independent design consulting firms, electrical contractors, manufacturers' sales and service divisions, consumer electronics chains, the in-house communications staffs of clients and potential clients, direct mail order companies, and, to a lesser extent, non-specialized retailers. Certain of our competitors are larger and have substantially greater financial and other resources and purchasing power than we do. We believe that the industry will further consolidate in the future and consequently become more competitive. Increased competition may result in greater price discounting which could to have a negative impact on the industry's and our gross margins.

WE ARE DEPENDENT ON CERTAIN KEY SUPPLIERS AND OUR BUSINESS COULD BE HARMED IF WE LOST A KEY SUPPLIER OR A KEY SUPPLIER IMPOSED LESS FAVORABLE TERMS ON ITS RELATIONSHIP WITH US.

          Although we regularly carry products and accessories manufactured by approximately 500 original equipment manufacturers, approximately 37% of our product purchases in the year ended December 31, 2001 were derived from products supplied by the our ten largest suppliers. In addition, our business is dependent upon terms provided by our key suppliers, including pricing and related provisions, product availability and dealer authorizations. While we consider our relationships with our key suppliers, including Sharp Electronics, NEC, Infocus, Proxima, Lexmark, Sony, Hitachi and Epson to be good, there can be no assurance that these relationships will not be terminated or that such relationships will continue as presently in effect. In addition, changes by one or more of such key suppliers of their policies regarding distributors or volume discount schedules or other marketing programs applicable to us may have a material adverse effect on our business. Certain distribution agreements require us to make minimum annual purchases.

IF OUR MANAGEMENT INFORMATION SYSTEMS ARE DISRUPTED OR DO NOT WORK AS ANTICIPATED, OUR FUTURE RESULTS MAY BE ADVERSELY AFFECTED.

          Our operations depend, to a large extent, on our management information systems. Modifications to our computer systems and applications software will be necessary as we grow and respond to customer needs, technological developments, electronic commerce requirements and other factors. We are constantly upgrading and implementing our internal accounting and inventory control and distribution software programs. The modifications may:

            -  cause disruptions in our operations;

            -  delay the schedule for integrating newly acquired companies; or

            - cost more to design, implement or operate than currently budgeted.

Any of these disruptions, delays or costs could have a material adverse effect on our operating results and financial condition.

          Some of our offices are not currently directly integrated to our enterprise resource planning computer system. This results in these offices providing information to us at a slower rate than those offices that are directly linked to our network. We do not currently have redundant computer systems or redundant dedicated communication lines linking our computers to our warehouses. The failure of our computer or communication systems could have a material adverse effect on our operating results and financial condition.

WE ARE SUBJECT TO RESTRICTIONS IMPOSED BY DEBT ARRANGEMENTS.

          Our outstanding indebtedness consists primarily of borrowings under a secured credit facility provided by a consortium of banks (the "Banks"). The Credit Facility contains restrictive covenants which may have an adverse effect on our operations in the future. These covenants include, among other restrictions: (i) the maintenance of

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certain financial ratios; (ii) restrictions on (a) the purchase or sale of assets, (b) any merger, sale or consolidation activity, (c) loans, investments and guaranties made by the Company, (d) lease and sale and leaseback transactions, and (e) capital expenditures; and (iii) certain limitations on the incurrence of other indebtedness. These provisions may constrain the Company's growth strategy, or may delay, deter, or prevent a takeover attempt that a shareholder might consider in its best interests and may have an adverse effect on the market price of the Company's common stock. In addition, the Credit Facility prohibits the payment of dividends and certain repurchases of the common stock.

OUR EXECUTIVE OFFICERS AND DIRECTORS AND THEIR AFFILIATES OWN A LARGE PERCENTAGE OF OUR COMMON STOCK AND HAVE THE ABILITY TO MAKE DECISIONS THAT COULD ADVERSELY AFFECT OUR STOCK PRICE.

          Our directors and executive officers and officers of our subsidiaries currently beneficially own 1,502,589 shares of common stock representing approximately 5.99% of the outstanding shares of common stock. Consequently, management is in a position to exert significant influence over material matters relating to our business, including decisions regarding:

            -  the election of our board of directors;

            - mergers, consolidations or the acquisition or disposition of assets (in the ordinary course of our business or otherwise);

            -  future issuances of common stock or other securities; and

            -  the declaration and payment of dividends on the common stock.

Management also may be able to delay, make more difficult or prevent us from engaging in a business combination.

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